August 30, 2010

Aviemore Funds 20 Phelps Road Old Chatham, New York 12136

Re: Aviemore Funds, File Nos. 333-112044 and 811-21489

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Aviemore Funds Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 11 to the Registration Statement (the "Amendment"). We also consent to all references to us in the Amendment.

Very truly yours, /s/ Thompson Hine THOMPSON HINE LLP